Spectrum Control Reports Second Quarter Profit

Customer Orders for the Current Quarter Total $42.4 Million;
Up 20% from a Year Ago and 34% from the First Quarter of This Year

Fairview, Pa, July 2, 2008 ----- Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the second quarter ended May 31, 2008.

For the second quarter of fiscal 2008, the Company reported net income of $2.2 million or 16 cents per share on sales of $32.6 million, compared to net income of $2.8 million or 21 cents per share (20 cents diluted) on sales of $33.6 million for the same period last year. For the first half of fiscal 2008, the Company had net income of $4.0 million or 30 cents per share (29 cents diluted) on sales of $63.7 million. For the comparable period of 2007, the Company had net income of $4.9 million or 37 cents per share (36 cents diluted) on sales of $66.4 million.

Dick Southworth, the Company’s President and Chief Executive Officer, commented, “ Total customer orders received in the current quarter were a record $42.4 million, an increase of $10.8 million or 34% from the first quarter of fiscal 2008 and $7.0 million or 20% from the same period a year ago. Military and defense markets were particularly strong. Major orders received in the second quarter included applications for secure communications, various land and amphibious combat systems, and munitions systems. With this strong order rate, our sales order backlog grew to $58.3 million as of May 31, 2008, up $10.3 million from the end of last fiscal year. A significant portion of our recent orders, however, are not required to be shipped to customers until later this year or early into fiscal 2009. As a result, our shipments and profitability for the current quarter fell slightly below our previous expectations. With our record second quarter order rate and strong sales order backlog, we have maintained our production capacity and infrastructure to enable us to respond quickly and efficiently to expected increases in business levels. Accordingly, we believe our Company is strategically positioned for long-term dynamic growth and enhanced shareholder value.”

Business Segment Discussion

Our operations are conducted in four reportable segments: signal and power integrity components; microwave components and systems; power management systems; and sensors and controls.

Our Signal and Power Integrity Components Business designs and manufactures a broad range of products including low pass electromagnetic interference ("EMI") filters, filter plates, filtered connectors, specialty ceramic components, power entry modules, power line filters, antennas, and various value-added assemblies. These products are used in numerous industries including military and defense, communications equipment, medical and industrial instrumentation, and commercial aerospace.

Our Microwave Components and Systems Business designs and manufactures microwave filters, amplifiers, frequency mixers, oscillators, synthesizers, multiple channel filter banks, and related products and integrated assemblies. These components and systems are predominantly used in various military and defense applications including secure communications, smart weapons and munitions, countermeasures for improvised explosive devices, radar systems, and military aircraft.

Early in fiscal 2008, customer orders for certain military/defense programs were delayed and demand throughout portions of our telecom equipment markets was soft. These market conditions contributed to lower shipment volumes during the current quarter for our signal and power components, as well as our microwave products. However, overall market conditions have recently improved, as reflected in our second quarter order rates.

Shipments of our signal and power integrity components were $13.7 million in the current quarter, down $1.1 million from the second quarter of last year. Sales of our microwave components and systems amounted to $10.4 million in the second quarter of fiscal 2008, down $1.4 million from the same period a year ago. In the current quarter, customer orders received for signal and power integrity components totaled $ 19.6 million, up $6.8 million or 53% from the first quarter of this year and $3.1 million or 19% from the comparable period of fiscal 2007. Customer orders received for our microwave products were $13.5 million in the current quarter, an increase of $5.5 million or 68% from the first quarter of this year and $1.9 million or 17% from the same period last year.

Our Sensors and Controls Business designs and manufactures rotary and linear precision sensors, temperature sensing probes, thermistors, resistance detector sensors, and related assemblies. Shipments of our sensors and controls amounted to $5.6 million in the second quarter of fiscal 2008, up $446,000 or 9% from the same period a year ago. Customer orders for these products totaled $6.9 million in the current quarter, up $1.2 million or 21% from the second quarter of last year. In particular, demand for our custom position sensors (which are used in numerous applications including robotic surgical equipment, commercial weather instruments, and military aircraft and vehicles) continues to increase.

Our Power Management Systems Business designs and manufactures power distribution units, breaker and fuse interface panels, custom power outlet strips, and our Smart Start power management systems. Shipments of our power management systems increased by $1.1 million or 57%, with shipments of $2.9 million in the current quarter and $1.9 million in the comparable period last year. Customer orders for these systems amounted to $2.4 million in the second quarter of fiscal 2008, an increase of 42% from a year ago. Demand for these products was particularly strong in applications for servers, data storage, optical networking equipment, voice-over-internet protocol (“VoIP”) equipment, switching gear, and various defense-related systems.

Stock Buyback

During the second quarter of fiscal 2008, we continued our stock buyback program, with our Board of Directors authorizing an additional $5.0 million to be used for stock repurchases. Of this additional authorization, $1.7 million was expended in the second quarter of fiscal 2008 to acquire approximately 199,000 shares of the Company’s Common Stock. In accordance with the terms of our stock buyback program, acquired shares are purchased in the open market or through privately negotiated transactions at prevailing market prices. Funding for these repurchases comes from available cash reserves or borrowings under our revolving line of credit facilities. The amount and timing of future share repurchases will be based on our ongoing assessment of the Company’s capital structure, liquidity, and the market price of the Company’s Common Stock. From the inception of our stock buyback program through May 31, 2008, we have repurchased a total of 1.1 million shares at an aggregate cost of $7.7 million, as part of our Board’s aggregate authorization of $11.0 million. The repurchased shares are held as treasury stock.

Current Business Outlook

Mr. Southworth added, “With some uncertainty in the U.S. economic and political environment, and ever-shortening lead times within our commercial markets, developing short-term business forecasts has become increasingly difficult. Based upon our existing sales order backlog, recent customer order trends, and the forecasted requirements for certain major customers and programs, we currently expect shipments of $32.5 to $34.0 million for our third quarter ending August 31, 2008. If this sales level is achieved, we anticipate generating earnings of 16 to 19 cents per share for the third quarter of fiscal 2008. On a longer-term basis, we will continue to build a diversified platform of products, while strengthening our status as a key supplier to all of our major customers. As we broaden our product portfolio and participation in a wide variety of markets, we will lessen the impact from a sustained weakness in any particular market sector. As our sales volumes increase, we will be able to leverage our manufacturing overhead to enhance operating margins and overall profitability More than ever, we believe this business strategy will deliver long-term shareholder value during all market cycles.”

Forward-Looking Information

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Simultaneous Webcast and Teleconference Replay

Spectrum Control, Inc. will host a teleconference to discuss its second quarter results on Wednesday, July 2, 2008, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through July 3, 2008, at 877-660-6853, access account 286, conference 288650, or for 30 days over the Internet at the Company’s website.

About Spectrum Control

Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company’s largest individual markets are military/defense and communications equipment, with applications in secure communications, smart weapons and munitions, countermeasures for improvised explosive devices, missile defense systems, wireless base stations, broadband switching gear, and global positioning systems. For more information about Spectrum Control and its products, please visit the Company’s website at www.spectrumcontrol.com.

Corporate Headquarters	Investor Relations
8031 Avonia Road	John P. Freeman, Senior Vice President
Fairview, PA 16415	and Chief Financial Officer
Phone: 814/474-2207	Spectrum Control, Inc.
Fax: 814/474-2208	Phone: 814/474-4310

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
( Unaudited )

( Dollar Amounts in Thousands )

	May 31,	November 30,
	2008	2007

Assets

Current assets
Cash and cash equivalents	$8,169	$5,183
Accounts receivable	23,537	25,461
Inventories	26,703	25,458
Deferred income taxes	1,332	1,332
Prepaid expenses and other current assets	2,560	911

Total current assets	62,301	58,345

Property, plant and equipment, net	25,564	26,177

Noncurrent assets
Goodwill	35,669	35,669
Other	6,001	6,728

Total assets	$129,535	$126,919

Liabilities and Stockholders' Equity

Current liabilities
Short-term debt	$7,000	$2,000
Accounts payable	6,019	6,764
Income taxes payable	39	1,391
Accrued liabilities	3,924	4,813
Current portion of long-term debt	100	100

Total current liabilities	17,082	15,068

Long-term debt	951	1,031
Other liabilities	1,027	1,370
Deferred income taxes	7,766	7,582

Stockholders' equity	102,709	101,868

Total liabilities and stockholders' equity	$129,535	$126,919

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
( Unaudited )

( Amounts in Thousands, Except Per Share Data )

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2008	2007	2008	2007

Net sales	$32,574	$33,558	$63,728	$66,445

Cost of products sold	24,494	24,425	48,797	49,510

Gross margin	8,080	9,133	14,931	16,935

Selling, general and administrative expense	4,671	4,639	8,882	9,076

Income from operations	3,409	4,494	6,049	7,859

Other income ( expense )
Interest expense	(97)	(159)	(139)	(326)
Other income and expense, net	15	31	256	196
	(82)	(128)	117	(130)

Income before provision for income taxes	3,327	4,366	6,166	7,729

Provision for income taxes	1,151	1,616	2,201	2,860

Net income	$2,176	$2,750	$3,965	$4,869

Earnings per common share :
Basic	$0.16	$0.21	$0.30	$0.37
Diluted	$0.16	$0.20	$0.29	$0.36

Average number of common shares outstanding :
Basic	13,234	13,364	13,298	13,298
Diluted	13,358	13,798	13,500	13,694

Spectrum Control, Inc. and Subsidiaries
Selected Financial Data
( Unaudited )

	Three Months Ended		Six Months Ended
	May 31,		May 31,

Selected Financial Data,	2008	2007	2008	2007
as a Percentage of Net Sales :

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of products sold	75.2	72.8	76.6	74.5
Gross margin	24.8	27.2	23.4	25.5

Selling, general and administrative expense	14.3	13.8	13.9	13.7
Income from operations	10.5	13.4	9.5	11.8
Other income ( expense )
Interest expense	(0.3)	(0.5)	(0.2)	(0.5)
Other income and expense, net	-	0.1	0.4	0.3
Income before provision for income taxes	10.2	13.0	9.7	11.6
Provision for income taxes	3.5	4.8	3.5	4.3
Net income	6.7%	8.2%	6.2%	7.3%

Selected Operating Segment Data :
( Dollar Amounts in Thousands )

Signal and power integrity components :
Customer orders received	$19,568	$16,442	$32,339	$29,808
Net sales	13,665	14,790	26,815	30,054

Microwave components and systems :
Customer orders received	13,548	11,604	21,591	24,385
Net sales	10,355	11,727	20,747	22,813

Power management systems :
Customer orders received	2,434	1,714	6,171	3,796
Net sales	2,942	1,875	5,390	3,433

Sensors and controls :
Customer orders received	6,889	5,675	13,966	11,476
Net sales	5,612	5,166	10,776	10,145